UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

First Citizens BancShares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-1528994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Six Forks Road	Raleigh	North Carolina	27609
(Address of principal executive offices)			(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares each representing a 1/40th ownership interest in a share of 6.625% Non-Cumulative Perpetual Preferred Stock, Series E	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-281553

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities to be Registered.

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of 6.625% Non-Cumulative Perpetual Preferred Stock, Series E, par value $0.01 per share (the “Series E Preferred Stock”), of First Citizens BancShares, Inc. (the “Company”), with a liquidation preference of $1,000 per share of Series E Preferred Stock (equivalent to $25 per Depositary Share). For a description of the Series E Preferred Stock and the Depositary Shares, reference is made to the information set forth under the headings “Description of the Series E Preferred Stock” and “Description of the Depositary Shares” in the Company’s prospectus supplement, dated January 29, 2026, to the prospectus, dated August 14, 2024, which constitutes a part of the Company’s Registration Statement on Form S-3ASR (File No. 333-281553), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2. Exhibits.

Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company, as amended, dated April 26, 2023 (incorporated by reference to Exhibit 3.01 to the Company’s Form 8-K dated May 1, 2023).

3.2	Certificate of Designation of 6.625% Non-Cumulative Perpetual Preferred Stock, Series E, of the Company, filed with the Secretary of State of the State of Delaware and effective February 5, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated February 5, 2026).

3.3	Amended and Restated Bylaws of the Company, dated January 24, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated January 24, 2023).

4.1	Deposit Agreement, dated as of February 5, 2026, among the Company, Broadridge Corporate Issuer Solutions, LLC, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K dated February 5, 2026).

4.2	Form of Depositary Receipt (included as Exhibit A in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 5, 2026	First Citizens BancShares, Inc.

	By:	/s/ Craig L. Nix
	Name:	Craig L. Nix
	Title:	Chief Financial Officer